EXHIBIT 23.1

Thacher Proffitt & Wood llp
Two World Financial Center
New York, NY  10281
(212) 912-7400
Fax: (212) 912-7751
www.tpw.com

July 31, 2008

State Bancorp, Inc.
Two Jericho Plaza
Jericho, NY 11753

Re:	State Bancorp, Inc. 2008 Non-Employee Directors Stock Plan

Ladies and Gentlemen:

We have acted as special counsel for State Bancorp, Inc., a New York corporation (the “Corporation”), in connection with the filing of a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), with respect to 200,000 shares of its common stock, par value $5 per share (the “Shares”), which have been reserved for issuance in connection with the Corporation’s 2008 Non-Employee Directors Stock Plan (the “Plan”).  In rendering the opinion set forth below, we do not express any opinion concerning law other than the federal law of the United States and the corporate law of the State of New York.

We have examined originals or copies, certified or otherwise identified, of such documents, corporate records and other instruments, and we have examined such matters of law, as we have deemed necessary or advisable for purposes of this opinion.  As to matters of fact, we have examined and relied upon the Plan described above and, where we have deemed appropriate, representations or certificates of officers of the Corporation or public officials.  We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies.

Based on the foregoing, we are of the opinion that the Shares which are being registered pursuant to the Registration Statement have been duly authorized, and, when issued in accordance with the terms of the Plan, will be, validly issued, fully paid and non-assessable.

In rendering the opinion set forth above, we have not passed upon and do not purport to pass upon the application of “doing business” or securities or “blue-sky” laws of any jurisdiction (except federal securities law).

This opinion is given solely for the benefit of the Corporation and purchasers of shares under the Plan, and no other person or entity is entitled to rely hereon without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our Firm’s name therein.

Very truly yours,

/s/ Thacher Proffitt & Wood LLP